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                                                                   Exhibit 10.22

[GENIUS PRODUCTS, INC. LETTERHEAD]

Dear Gerry,

This is to confirm the arrangement regarding the bonus that will be paid in consideration of your resignation and in recognition of your services to the company.

The Company will pay you a cash bonus of $200,000. Payments of $8,333.33 will be made bi-monthly on the first and the fifteenth day of each calendar month. You will be responsible for federal and state taxes, FICA, and all other withholdings. The first payment will be made on October 1, 1999.

The Company will continue to cover you on its medical health plan until the earlier of September 30, 2000, and the date on which you are covered under a medical health plan of a new employer or other person, and you agree to give us prompt notice if you become covered by another such plan.

Insurance and lease payments on the car will be for your account and you will be responsible for all such payments and for taking over all administration and documentation in connection therewith.

You will retain the options to purchase 750,000 shares of the Company's common stock that were granted to you on December 7, 1997 at the exercise price of $1.25 and which vested in full on January 1, 1999.

The Committee appointed by the Company's Board of Directors to administrate the Non-Qualified Stock Option Plan will adopt a resolution to the effect that your options will not expire notwithstanding the fact that you are no longer a director, officer or employee of the Company. In all other respects your options will be governed by the plan and the Stock Option Agreement between you and International Trading & Manufacturing Corporation dated as of December 7, 1997 or any successor to such plan or agreement.

If you are in agreement with the above, please countersign below.

                                        Sincerely,

Acknowledged and Agreed
As of 26 day of October, 1999

/s/ Gerald Edick                        /s/ Klaus Moeller
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Gerald Edick                            Klaus Moeller CEO & Director

[ADDRESS FOR LETTERHEAD]